                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                            IHOP CORP.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                   IHOP CORP.
                           525 NORTH BRAND BOULEVARD
                           GLENDALE, CALIFORNIA 91203

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 2000

                            ------------------------

To the Shareholders of IHOP Corp.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of IHOP Corp., a Delaware corporation (the "Company"), will be held at the Hilton Hotel in Glendale, 100 West Glenoaks Boulevard, Glendale, California, on Tuesday, May 16, 2000, at 10:00 a.m., local time, for the following purposes:

        (1) To elect three Class III directors, each to serve for a term of three years and until his or her successor is duly elected and qualified.

        (2) To approve and ratify the appointment of PricewaterhouseCoopers LLP, as the Company's independent public accountants for the year ending
    December 31, 2000.

        (3) To transact such other business as may properly come before the Meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 23, 2000, the record date for the Meeting, are entitled to notice of and to vote at the Meeting and any adjournment thereof. A list of such shareholders will be available for examination at the principal executive offices of the Company located at 525 North Brand Boulevard, Glendale, California 91203, at least ten days prior to the Meeting.

    TO ASSURE THAT YOUR INTERESTS WILL BE REPRESENTED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                           By Order of the Board of Directors,

                                                    Mark D. Weisberger

                                                        Secretary

April 10, 2000

Glendale, California

                                   IHOP CORP.
                           525 NORTH BRAND BOULEVARD
                           GLENDALE, CALIFORNIA 91203

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON TUESDAY, MAY 16, 2000

                            ------------------------

                            SOLICITATION OF PROXIES

    IHOP Corp. ("IHOP" or the "Company") is furnishing this Proxy Statement ("Proxy") to the shareholders of the Company to solicit their proxies for use at the Annual Meeting of Shareholders (the "Meeting") to take place on Tuesday, May 16, 2000, at 10:00 a.m. at the Hilton Hotel in Glendale, 100 West Glenoaks Boulevard, Glendale, California, and at any adjournment thereof. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company personally or by telephone. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses, in connection with such solicitation. IHOP will bear all of the costs of preparing, printing, assembling and mailing this Proxy Statement and the proxy card and all of the costs of the solicitation of the proxies. The Company may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of securities held by them.

    Only shareholders of record at the close of business on March 23, 2000 (the "Record Date"), will be entitled to receive notice of, and to vote at, the Meeting. As of the Record Date, there were outstanding 20,117,314 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company. Each such shareholder is entitled to one vote for each share of Common Stock so held and may vote such shares either in person or by proxy. Presence in person or by proxy of holders of 10,058,658 shares of Common Stock will constitute a quorum at the Meeting. Assuming a quorum is present, directors shall be elected by a plurality of the votes cast in the election of directors. Other matters submitted for shareholder approval shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote at the Meeting. Abstentions and broker non-votes will be counted and will have the same effect as "no" votes.

    The enclosed Proxy, if executed and returned, will be voted as directed on the Proxy or, in the absence of such direction, for the election of the nominees as directors and for the approval and ratification of the appointment of PricewaterhouseCoopers, LLP, as the Company's independent public accountants. If any other matters shall properly come before the Meeting, the persons authorized to vote the Proxies solicited hereunder will vote on these matters at their discretion. The Proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company, at or before the Meeting, a written revocation bearing a date later than the date of the Proxy; by duly executing a Proxy with a later date relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or by attending and voting at the Meeting.

    The approximate date on which this Proxy Statement and form of Proxy are first being sent to shareholders is April 10, 2000.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company is divided into three classes of three directors each. Class I directors currently serve until the Annual Meeting of Shareholders in 2001, Class II directors until the Annual Meeting of Shareholders in 2002 and Class III directors until the Annual Meeting of Shareholders in 2000 (in each case, until their respective successors are duly elected and qualified). At the 2000 Annual Meeting of Shareholders, three
Class III directors will be elected for three-year terms. Shares of Common Stock represented by the enclosed Proxy, if returned duly executed and unless instructions to the contrary are indicated thereon, will be voted for the nominees listed below.

    The Board of Directors has designated the three nominees listed below for election as Class III directors of the Company for terms expiring in 2003. The enclosed Proxy will be voted as specified thereon or, if no instructions are given, for the Board's nominees; however, the persons designated to vote Proxies reserve full discretion to vote the Common Stock represented by the Proxies for the election of the remaining nominees and any substitute nominee or nominees designated by the Board of Directors in the event the nominee who would otherwise receive the votes is unavailable or unable to serve as a candidate for election as a director. The Board of Directors has no reason to believe that any of the nominees will be unavailable or unable to serve if elected.

                        INFORMATION CONCERNING NOMINEES
                     AND MEMBERS OF THE BOARD OF DIRECTORS

    The following sets forth the nominees for election to the Board of Directors, the directors of the Company whose terms in office will continue after the Meeting, and certain information with respect to each nominee and continuing director. Unless otherwise indicated, each person has held his or her principal occupation for more than five years. For information regarding the ownership of shares of Common Stock by IHOP's directors and executive officers and each nominee for election as a director of the Company, see "Security Ownership of Certain Beneficial Owners and Management."

NOMINEES--TERMS TO EXPIRE 2003 (CLASS III)

    H. Frederick Christie, age 66; Director since 1992; Independent Consultant. Director of Ducommun, Incorporated since 1985, AECOM Technology Corporation since 1990, Ultramar Diamond Shamrock Corp. since 1992 and Southwest Water Co. since 1995. Director or trustee of 19 mutual funds(1) under the Capital Research and Management Company since 1972.

    Richard K. Herzer, age 68; Chairman of the Board of Directors, President and Chief Executive Officer; Director since 1979; Chairman of the Board and Chief Executive Officer of the Company since 1983. President since 1979.

    Patrick W. Rose, age 57; Director since 1992; Private Investor. Chairman of the Board, President and Chief Executive Officer of Van Camp Seafoods, Inc., from March 1995 to August 1997. In April 1997, Van Camp Seafoods, Inc. filed a voluntary petition under Chapter 11 of the Bankruptcy code to facilitate the sale of its assets to Tri-Union Seafoods, LLC, which transaction was completed in August 1997.

CONTINUING DIRECTORS--TERMS TO EXPIRE 2001 (CLASS I)

    Frank Edelstein, age 74; Director since 1987; Independent Consultant. Director of Ceradyne, Inc. since 1987 and Arkansas Best Corp. since 1988.

------------------------

(1) American Mutual Fund, AMCAP Fund, U.S. Government Securities Fund, American High-Income Trust, American High-Income Municipal Bond Fund, American Variable Insurance Series, The Bond Fund of America, Capital Income Builder, Capital World Bond Fund, Capital World Growth and Income Fund, Cash Management Trust of America, Intermediate Bond Fund of America, Limited Term Tax-Exempt Bond Fund of America, The New Economy Fund, SMALL CAP World Fund, The Tax-Exempt Bond Fund of America, The Tax-Exempt Fund of California, The Tax-Exempt Money Fund of America, The U.S. Treasury Money Fund of America.

    Neven C. Hulsey, age 65; Director since 1987; Retired. Chairman of Earle M. Jorgensen Company, February 1997 to February 1998. President and Chief Executive Officer of Earle M. Jorgensen Company from March 1990 to February 1997. Director of Webco Industries, Inc., since 1995.

    Caroline W. Nahas, age 51; Director since 1992; Managing Director, Southern California, of Korn/ Ferry International, Los Angeles, California since
May 1998. Member of the Executive Committee of Korn/Ferry International from December 1995 until August 1998. Director of Whittier Holdings, Inc. since 2000.

CONTINUING DIRECTORS--TERMS TO EXPIRE 2002 (CLASS II)

    Michael S. Gordon, age 64; Director since 1987; Co-Chairman of StoneCreek Capital, Inc. (formerly The Gordon+Morris Group, Inc.) since April 1992.

    Larry Alan Kay, age 53; Director since 1987; Consultant and Private Investor. Publisher, Fi: The Magazine of Music & Sound, and President and Chief Executive Officer of Fi, L.L.C. from October 1995 until May, 1998.

    Dennis M. Leifheit, age 49; Executive Vice President, Operations, Chief Operating Officer and Director since December 1995. Division Vice President of Pizza Hut, Inc., from October 1993 to December 1995.

    The Company's Board of Directors held four regular meetings and two special telephonic meetings during the last full fiscal year. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of all committees thereof on which he or she served.

    The Board of Directors has two committees, an Audit Committee and a Compensation Committee. The present members of the Audit Committee are H. Frederick Christie, Michael S. Gordon (Chairman) and Larry Alan Kay. The function of the Audit Committee is to review the services performed and to be performed by the Company's independent public accountants and the cost of such services, to make recommendations regarding the engagement of such independent public accountants after consultation with management and to review the quarterly and year-end financial statements of the Company. During fiscal 1999, the Audit Committee communicated as it deemed necessary with the Company's accounting personnel and independent public accountants, and held one formal meeting.

    The members of the Compensation Committee are Frank Edelstein (Chairman), Neven C. Hulsey, Caroline W. Nahas and Patrick W. Rose. Responsibilities of the Compensation Committee include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers and directors, including grants of stock options and other benefits under the Company's compensation plans, and general review of the Company's employee compensation policies. The Compensation Committee also acts as Administrator of the IHOP Corp. 1991 Stock Incentive Plan. During fiscal 1999, the Compensation Committee communicated as it deemed necessary with management of the Company, and held one formal meeting.

COMPENSATION OF DIRECTORS

    Non-employee directors are compensated for their services at the rate of $20,000 per year, plus $1,000 per meeting of the Board of Directors or committee thereof attended (with no additional payment when more than one meeting is attended on the same day) and reimbursement of actual expenses incurred. In addition, non-employee directors participate in the Stock Option Plan for Non-Employee Directors (the "1994 Plan"). Under the 1994 Plan, in 1994 each of the non-employee directors received an option to purchase 15,000 shares of the Company's Common Stock. Pursuant to the 1994 Plan, in 1996 and 1998, the non-employee directors also received options to purchase 5,000 shares of the Company's Common Stock. In 1999, the 1994 Plan was amended to provide for annual grants of options to non-employee directors to purchase 5,000 shares of Common Stock. The amendment was approved by the shareholders at their 1999 Annual Meeting and each non-employee director received an option to purchase 5,000 shares. Under the amended 1994 Plan, non-employee directors will receive options to purchase 5,000 shares in the year 2000 and thereafter. Employee directors receive no additional compensation for serving as directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of February 29, 2000, unless otherwise indicated, as to all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of Common Stock, as to all directors and nominees for the Board of Directors, as to certain executive officers and as to all directors and executive officers of the Company as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person is as supplied or confirmed by such person. The Company has no class of equity securities outstanding other than the Common Stock.

                                                               SHARES     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNED(1)    OF CLASS
------------------------------------                          ---------   --------
Richard K. Herzer(2)(3) ....................................  1,548,660      7.5%
 Chairman of the Board, President
 and Chief Executive Officer
 525 North Brand Boulevard
 Glendale, CA 91203
H. Frederick Christie(2) ...................................     31,000        *
 Director
Frank Edelstein(2) .........................................     27,000        *
 Director
Michael S. Gordon(2) .......................................     45,000        *
 Director
Neven C. Hulsey(2) .........................................     25,000        *
 Director
Larry Alan Kay(2) ..........................................     60,288        *
 Director
Dennis M. Leifheit(2)(3) ...................................    159,030        *
 Director, Executive Vice President,
 Operations, and Chief Operating Officer
Caroline W. Nahas(2) .......................................     26,000        *
 Director
Patrick W. Rose(2) .........................................     25,000        *
 Director
Anna G. Ulvan(2)(3) ........................................     97,595        *
 Vice President, Franchise
Richard C. Celio(2)(3) .....................................     60,113        *
 Vice President, Development
Mark D. Weisberger .........................................     43,350        *
 Vice President, Legal, Secretary & General Counsel
All directors and executive officers as a group (16           2,259,009     10.8%
 persons)(2)(3).............................................
FMR Corp., Edward C. Johnson 3d and Abigail P.                1,990,000      9.9%
 Johnson(4) ................................................
 82 Devonshire Street
 Boston, Massachusetts 02109
Southeastern Asset Management, Inc., Longleaf Partners .....  3,718,300     18.5%
 Realty Fund, Longleaf Partners Small-Cap Fund,
 and O. Mason Hawkins(5)
 Southeastern Asset Management, Inc.
 6075 Poplar Avenue, Suite 900
 Memphis, TN 38119

                                                               SHARES     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNED(1)    OF CLASS
------------------------------------                          ---------   --------
Strong Capital Management Inc. and Richard S. Strong(6) ....  1,530,550      7.6%
 100 Heritage Reserve
 Menomonee Falls, WI 53051

--------------------------

*   Represents less than 1% of the outstanding Common Stock.

(1) Subject to applicable community property laws and similar statutes.

(2) Share amounts for each of the directors, named executive officers and for all directors and executive officers as a group include shares subject to options that are exercisable within 60 days of the date of this statement, as follows:

NAME                                                          NO. SHARES
----                                                          ----------
Richard K. Herzer...........................................    499,999
H. Frederick Christie.......................................     25,000
Frank Edelstein.............................................     25,000
Michael S. Gordon...........................................     25,000
Neven C. Hulsey.............................................     15,000
Larry Alan Kay..............................................     25,000
Dennis M. Leifheit..........................................    139,999
Caroline W. Nahas...........................................     25,000
Patrick W. Rose.............................................     25,000
Anna G. Ulvan...............................................     69,999
Richard C. Celio............................................     60,113
Mark D. Weisberger..........................................     43,350
All Directors and Executive Officers as a Group (16
  persons)..................................................  1,062,659

(3) Each of the named executive officers participate in the International House of Pancakes Employee Stock Ownership Plan (the "ESOP"). Mr. Herzer and
    Mr. Weisberger possess shared investment power over these shares by virtue of their membership on the Administrative Committee of the ESOP. The share amounts for the named executive officers and all directors and executive officers as a group include shares held for the accounts of executive officers, as follows:

NAME                                                          NO. SHARES
----                                                          ----------
Richard K. Herzer...........................................    36,907
Dennis M. Leifheit..........................................     1,856
Anna G. Ulvan...............................................    22,046
Richard C. Celio............................................     1,181
Mark D. Weisberger..........................................     3,996
All directors and executive officers as a group (16
  persons)..................................................    74,482

(4) In Amendment No. 2 to Schedule 13G, dated February 14, 2000, jointly filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson, such persons report that, as of December 31, 1999, they possessed sole power to dispose or to direct the disposition of these shares.

(5) In Amendment No. 5 to Schedule 13G, dated February 4, 2000, jointly filed by Southeastern Asset Management, Inc., Longleaf Partners Realty Fund, Longleaf Partners Small-Cap Fund and Mr. O. Mason Hawkins, such persons report that, as of December 31, 1999, Southeastern Asset Management, Inc. possessed sole power to vote or to direct the vote with respect to 502,800 of these shares, shared power to vote or to direct the vote with respect to 3,065,500 of these shares, sole power to dispose or to direct the disposition of 652,800 of these shares and shared power to dispose or to direct the disposition of 3,065,500 of these shares; Longleaf Partners Realty Fund possessed shared power to vote or direct the vote and shared power to dispose or to direct the disposition of 1,622,100 of these shares; Longleaf Partners Small-Cap Fund possessed shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 1,443,400 of these shares; and Mr. Hawkins possessed neither sole nor shared power to vote or to direct the vote and neither sole nor shared power to dispose or to direct the disposition of any of these shares.

(6) In Amendment No. 11 to Schedule 13G, dated January 25, 2000, jointly filed by Strong Capital Management, Inc., and Richard S. Strong, Chairman of the Board and the principal shareholder of Strong Capital Management, Inc., such persons report that, as of December 31, 1999, they possessed sole power to vote or to direct the vote with respect to 1,192,700 of these shares, shared power to vote with respect to none of these shares, and sole power to dispose or to direct the disposition of all of these shares.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth certain information with respect to each person who is an executive officer of the Company:

EXECUTIVE OFFICER                             AGE             POSITION AND OFFICES WITH THE COMPANY
-----------------                             ---      ---------------------------------------------------
Richard K. Herzer.........................     68      Chairman of the Board of Directors, President and
                                                       Chief Executive Officer
Dennis M. Leifheit........................     49      Director, Executive Vice President, Operations, and
                                                         Chief Operating Officer
Richard C. Celio..........................     49      Vice President, Development
Robin L. Elledge..........................     41      Vice President, Human Resources
Susan Henderson-Hernandez.................     52      Vice President, Marketing
Anna G. Ulvan.............................     52      Vice President, Franchise
Alan S. Unger.............................     46      Vice President, Finance, Treasurer and Chief
                                                       Financial Officer
Mark D. Weisberger........................     44      Vice President, Legal, Secretary and General
                                                       Counsel

    Executive officers of the Company are appointed by the Board of Directors and serve at the Board's discretion.

    Mr. Herzer was elected Chairman of the Board and Chief Executive Officer in May 1983. Mr. Herzer was appointed President of the Company in June 1979.

    Mr. Leifheit was named Executive Vice President, Operations and Chief Operating Officer and elected to the Board of Directors effective
December 1995. He served as Division Vice President of Pizza Hut, Inc., from October 1993 to December 1995 and Vice President Operations Development of Pizza Hut, Inc., from January 1990 to October 1993.

    Mr. Celio was elected Vice President, Development in March 1997. He served as Senior Vice President, Development of CKE Restaurants, Inc., from June 1994 to March 1997, and as Vice President and General Counsel of Carl Karcher Enterprises, Inc., from January 1989 to June 1994.

    Ms. Elledge became Vice President, Human Resources in March 2000. She had served as the Company's Director of Training from October, 1995 to March 30, 2000. Prior to joining the Company, she was Director, Practice Enhancement of Ormco from March 1985 to October, 1995.

    Ms. Henderson-Hernandez became Vice President, Marketing in November 1996. Prior thereto, she served as the Company's Director, Brand Strategy, from November 1993 to November 1996. She was Vice President, Marketing of Frank's Nursery and Crafts from January 1993 to September 1993 and Vice President, Marketing, of Perkins Restaurants from February 1991 until September 1992.

    Ms. Ulvan became Vice President, Franchise in February 1990. From May 1987 to February 1990, she was Vice President-Franchise Sales. Prior thereto, she had been Director of Franchise Development for International House of
Pancakes, Inc., since October 1980.

    Mr. Unger became Vice President, Finance, Treasurer and Chief Financial Officer in February 2000. From November, 1998 to July, 1999, Mr. Unger was Chief Financial Officer of Matthews Studio Group. Prior thereto, he was with Four Media Company, where he held several positions, Chief Financial Officer from May 1997 to November 1998 and Vice President of Mergers and Acquisitions from August 1993 to April 1997.

    Mr. Weisberger became Vice President, Legal, Secretary and General Counsel in January 1994. Prior thereto, he was employed by Sizzler International, Inc., as General Counsel and Secretary from April 1989 to January 1994, and Assistant General Counsel from April 1988 to April 1989, and as Corporate Counsel from April 1987 to April 1988.

EMPLOYMENT AGREEMENTS

    Each of the named executive officers are parties to employment agreements with the Company. The agreements provide for base salaries, participation in a bonus program, car allowances or a company car, and certain other perquisites and benefit programs available to other employees. In addition, the Board of Directors may, at its discretion, increase any officer's base salary during the term of such officer's employment agreement. The employment agreements for Messrs. Herzer, Leifheit, Celio, and Weisberger, and Mrs. Ulvan call for employment terms of one year and provide for automatic successive one-year extensions unless the Company or the officer gives notice to the contrary more than 90 days prior to the expiration of the then current term of the agreement. In the event of a change in control of the Company, the employment periods of Mr. Herzer and the other named executive officers will automatically be extended, for three years with respect to Mr. Herzer and for two years with respect to each of the other named executive officers, from the date of such change in control. For purposes of the employment agreements, a "change in control" will be deemed to have occurred if (i) any person acquires 25% or more of the combined voting power of the Company's then outstanding securities;
(ii) in any two consecutive years individuals who at the beginning of the period constitute the board, plus any directors approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
(iii) the stockholders approve certain merger or consolidation transactions; or
(iv) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

    Each officer is entitled to receive compensation through the date of termination if such officer's employment is terminated (i) by the Company for "cause" or "disability" or (ii) by the officer for any reason, other than a "voluntary termination" or for "good reason" following a change in control of the Company. For purposes of the employment agreements, "cause" means willful failure to substantially perform one's duties, willful misconduct or the commission of acts of dishonesty, fraud, misrepresentation or moral turpitude as would prevent the effective performance of the employee's duties. "Disability" is defined to mean the employee's absence from the full-time performance of his or her duties for 90 consecutive days or 180 days within any 12 month period as a result of incapacity due to physical or mental illness. "Good reason" includes, generally, a material breach of the agreement, an adverse change in the officer's duties or responsibilities from those in effect prior to such change in control, a reduction of the officer's salary or benefits, or relocation of the officer outside of Southern California and a "voluntary termination" may occur upon an uncorrected material breach of the agreement by the Company or, in the case of Mr. Herzer, if such officer is removed from the Board of Directors without his consent.

    If an officer's employment is terminated (i) by the Company other than for cause or disability, (ii) by the officer in a voluntary termination or for good reason or (iii) by reason of the officer's death, then the officer (or, in the event of such officer's death, his or her designated payee) will be entitled to receive (i) a lump sum payment of the salary and bonus payments that would have been payable to such officer through (a) in the case of death or a voluntary termination, the term of the agreement and (b) in any other instance, a period of 12 months and (ii) continuing insurance benefits for the same period at no cost to the officer (or designated payee), subject to reduction under certain circumstances. Payments and benefits under each employment agreement would be reduced to the extent they are not deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following Summary Compensation Table sets forth information concerning compensation earned in the fiscal years ended December 31, 1999, 1998 and 1997, by the Company's Chief Executive Officer and its remaining four most highly compensated executive officers serving at the end of fiscal 1999 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                       COMPENSATION AWARDS
                                                                                   ---------------------------
                                                                                                   SECURITIES
                                                  ANNUAL COMPENSATION               RESTRICTED     UNDERLYING
                                       -----------------------------------------      STOCK         OPTIONS/
NAME AND PRINCIPAL                                               OTHER ANNUAL         AWARDS          SARS           ALL OTHER
POSITION                      YEAR     SALARY($)   BONUS($)   COMPENSATION($)(1)   (NUMBER)(2)    (NUMBER)(2)    COMPENSATION($)(3)
------------------          --------   ---------   --------   ------------------   ------------   ------------   ------------------
Richard K. Herzer             1999     $580,000    $354,000              --               --         40,000           $ 17,094
  Chairman of the Board,      1998      541,250    396,000               --               --         40,000             20,337
  President and Chief         1997      506,500    285,825               --               --         40,000             22,780
  Executive Officer

Dennis M. Leifheit            1999      318,750    162,500               --               --         20,000             10,799
  Executive Vice              1998      293,782    168,000               --               --         20,000            193,248
  President, Operations       1997      268,750    128,563               --               --         20,000            179,318
  Chief Operating Officer
  Director

Anna G. Ulvan                 1999      217,000     77,350               --               --         10,000             11,380
  Vice President,             1998      201,250     80,360               --               --         10,000             13,294
  Franchise                   1997      187,000     63,508               --               --         10,000            168,375

Richard C. Celio              1999      215,000     77,000               --               --         10,000             10,799
  Vice President,             1998      197,500     78,400               --               --         10,000             90,037
  Development                 1997      150,417     45,636               --           18,912         40,000                719

Mark D. Weisberger            1999      203,500     72,100               --               --         10,000             68,261
  Vice President, Legal       1998      196,000     76,832               --               --         10,000            129,697
  Secretary and General       1997      184,675     62,471               --               --         10,000             47,163
  Counsel

------------------------

(1) While each of the five named individuals received perquisites or other personal benefits in the years shown, in accordance with applicable regulations, the value of these benefits is not indicated because they did not exceed in the aggregate the lesser of $50,000 or 10% of the individual's salary and bonus in 1999.

(2) Share amounts have been restated to reflect the 2 for 1 stock split which was approved on April 29, 1999 by IHOP's Board of Directors, effective
    May 27, 1999, in the form of a stock dividend for shareholders of record at the close of business on May 13, 1999.

(3) Amounts include the value of shares contributed to the ESOP on behalf of the Named Executives as well as the value of forfeitures allocated to their accounts from employees who withdrew from the ESOP prior to vesting as follows for 1999: Mr. Herzer, $9,853; Mr. Leifheit, $9,853; Ms. Ulvan, $9,853; Mr. Celio, $9,853; and Mr. Weisberger, $9,853. It also includes the value of premiums for life insurance as follows for 1999; Mr. Herzer, $7,241; Mr. Leifheit, $946; Ms. Ulvan, $1,527; Mr. Celio, $946; and
    Mr. Weisberger, $576. The 1999 amount for Mr. Weisberger also includes proceeds from the exercise of stock options in the amount $57,832.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following table provides information with respect to the Named Executives concerning grants of stock options during the year ended December 31, 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE
                                  ----------------------------------------                         VALUE AT ASSUMED
                                    NUMBER OF      PERCENT OF                                       ANNUAL RATES OF
                                   SECURITIES         TOTAL                                           STOCK PRICE
                                   UNDERLYING     OPTIONS/SARS    EXERCISE                         APPRECIATION FOR
                                  OPTIONS/SARS     GRANTED TO     OR BASE                             OPTION TERM
                                     GRANTED      EMPLOYEES IN     PRICE                         ---------------------
NAME                                 (#)(1)        FISCAL YEAR     ($/SH)     EXPIRATION DATE     5% ($)     10% ($)
----                              -------------   -------------   --------   -----------------   --------   ----------
Richard K. Herzer...............      40,000          13.0%       $ 20.31    February 23, 2009   $510,914   $1,294,756
Dennis M. Leifheit..............      20,000           6.5%       $ 20.31    February 23, 2009    255,457      647,378
Anna G. Ulvan...................      10,000           3.3%       $ 20.31    February 23, 2009    127,728      323,689
Richard C. Celio................      10,000           3.3%       $ 20.31    February 23, 2009    127,728      323,689
Mark D. Weisberger..............      10,000           3.3%       $ 20.31    February 23, 2009    127,728      323,689

------------------------

(1) One-third of the shares subject to options vested and became exercisable on February 23, 2000; an additional one-third of the shares subject to options vest and become exercisable on February 23, 2001; and the remaining shares subject to options vest and become exercisable on February 23, 2002.

(2) The potential realizable values illustrate values that might be realized upon exercise immediately prior to the expiration of the term of these options using 5% and 10% appreciation rates, as required by the Securities and Exchange Commission, compounded annually. These values do not, and are not intended to, forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for vesting over a period of years or termination of options following termination of employment.

    The following table provides information with respect to the Named Executives concerning: (a) the exercise of stock options during the year ended December 31, 1999, and (b) unexercised stock options held at December 31, 1999. There were no Stock Appreciation Rights outstanding at December 31, 1999. No stock options have been repriced, amended or replaced.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED                   IN-THE-MONEY
                                                                     OPTIONS/SARS AT                     OPTIONS/SARS AT
                                                                     FISCAL YEAR-END                   FISCAL YEAR-END(1)
                            SHARES ACQUIRED      VALUE      ---------------------------------   ---------------------------------
NAME                        ON EXERCISE(#)    REALIZED(2)   EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
----                        ---------------   -----------   --------------   ----------------   --------------   ----------------
Richard K. Herzer.........          --               --        499,999            40,001          $2,516,200                0
Dennis M. Leifheit........          --               --        139,999            20,001             281,250                0
Anna G. Ulvan.............          --               --         69,999            10,001              99,375                0
Richard C. Celio..........          --               --         40,665            10,001              86,248                0
Mark D. Weisberger........       6,000          $57,832         39,999            10,001              46,874                0

------------------------

(1) Represents the difference between the $16.69 closing price of the Company's stock at December 31, 1999 and the exercise price of the option, multiplied by the number of shares subject to option.

(2) Represents the difference between the closing price of the Company's stock on the exercise date and the option exercise price.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    As of December 31, 1999, the members of the Compensation Committee of the Board of Directors were Frank Edelstein (Chairman), Neven C. Hulsey, Caroline W. Nahas and Patrick W. Rose.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    THE COMPENSATION COMMITTEE. Executive compensation decisions are made by the four-member Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director. The Compensation Committee administers the executive incentive plan, reviews compensation plans, programs and policies, monitors the performance and compensation of executive officers and other key employees and makes appropriate recommendations and reports to the Board of Directors. All executive compensation decisions made by the Compensation Committee are reviewed by the entire Board of Directors, except for decisions regarding awards under the IHOP Corp. 1991 Stock Incentive Plan, which are made solely by the Compensation Committee.

    COMPENSATION PHILOSOPHY. The Company's philosophy regarding compensation is based on several objectives, including: (i) linking executives' interests with those of the Company's shareholders; (ii) instilling an ownership culture throughout the Company and officer group; (iii) attracting and facilitating retention of high caliber executive talent; and (iv) paying for performance and rewarding executives for achievement of both annual and longer term Company financial and key operating goals. The Company maintains a compensation program designed to attract and retain highly-qualified executives and to motivate management. We seek to tie each executive's "at risk" compensation, to the extent feasible, directly to his or her contribution to the Company's success in achieving its performance objectives.

    The Company's executive compensation program consists of three main components: (1) base salary, (2) bonus, and (3) long-term incentives in the form of stock options or other stock-based awards. The bonus and long-term incentives constitute the "at risk" portion of the compensation program. The Named Executives' compensation for 1999 reflected the Compensation Committee's commitment to coordinating pay with Company and individual performance. In establishing specific compensation levels for Named Executives in 1999, the Compensation Committee considered information provided by compensation consultants, surveys of compensation programs offered by comparable companies, statistical information generated by the Company's Human Resources Department and evaluations of the individual performances of the Named Executives. In general, the Named Executives' total compensation was structured to fall in the range from the 50th to the 75th percentile, as indicated by the surveys of comparable companies.

    FEDERAL INCOME TAX CONSIDERATIONS The Compensation Committee has considered the impact of section 162(m) of the Code. This section disallows tax deductions for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1 million in any taxable year, except for certain performance-based compensation which has been approved by shareholders. It is the intent of the Company and the Compensation Committee to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws, while recognizing that under certain circumstances, compensation for certain executives in excess of the 162(m) limit may be warranted. The

Compensation Committee believes that the Company's compensation programs provide the necessary incentives and flexibility to promote the Company's performance-based compensation philosophy while being consistent with Company objectives.

    SALARIES. The general policy of the Compensation Committee is to establish executive base salaries that are (i) competitive and consistent with those provided to others holding similar positions in the restaurant and franchising industries, and (ii) consistent with each executive's actual and expected contributions to the Company's short-term and long-term success. The Board of Directors, acting on the Compensation Committee's recommendation, increased
Mr. Herzer's salary in 1999 by approximately seven percent. The increase reflected the Compensation Committee's and the Board of Directors' assessment of his performance in light of the Company's performance in the prior fiscal year, and, to a lesser extent, other factors including the performance of the Company's stock and consideration of competitive data in compensation surveys of comparable companies. His salary is also reflective of his long service with the Company and breadth of knowledge about the restaurant industry. Salary increases for the other senior executives effected during 1999 ranged from about five percent to about ten percent, and were based on similar considerations including individual performance, position, tenure, experience and competitive data in compensation surveys of comparable companies.

    BONUS AWARDS. Pursuant to the IHOP Corp. Executive Incentive Plan (the "Incentive Plan"), Mr. Herzer and the Named Executives earned cash bonuses for 1999. Under the Incentive Plan, the amount of any bonus is targeted as a percentage of salary. The percentage of the targeted bonus actually earned is determined according to a formula that compares the Company's actual profit for any given fiscal year to the projected profit (before income taxes and contributions to the ESOP) in the Company's budget as approved by the Board of Directors at the beginning of the fiscal year. The Board of Directors' budget approval process considers short-term profits and the Company's long-term development and objectives, thereby giving greater weight to those activities that will result in recurring success and lesser weight to extraordinary and non-recurring items. The formula for determining Mr. Herzer's bonus under the Incentive Plan is based solely on the Company's profit level. The formula for determining the amount of bonuses under the Incentive Plan to be paid to the Named Executives other than Mr. Herzer is based on the Company's profit level and, to a lesser extent, the achievement of specific goals, which were established at the beginning of the fiscal year.

    LONG-TERM INCENTIVES. The Named Executives participate in the IHOP Corp. 1991 Stock Incentive Plan which, as indicated above, is aimed at promoting the acquisition and ownership of the Company's stock. Under the program, grants may be made of stock options or other long-term stock based incentives. In 1999, the Committee granted options to purchase 40,000 shares of the Company's common stock to Mr. Herzer and lesser amounts to the other Named Executives. In determining the amounts of the individual option awards, the Compensation Committee considered several factors including primarily the executive's actual and potential contributions to the Company's long-term success, the size of awards provided to others holding similar positions in the restaurant industry and, to a lesser extent, the amount of options or other long-term incentives currently held by the executive for whom an option grant or other long-term incentive award was being considered. To date, stock options have been granted to the Named Executives at the fair market value of the Company's stock on the date of grant as reflected in the Summary Compensation Table.

                    SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS

  Frank Edelstein      Neven C. Hulsey     Caroline W. Nahas     Patrick W. Rose

  Chairman

                        COMPANY STOCK PERFORMANCE GRAPH

    The following graph shows a comparison of the cumulative total return to shareholders for the Company, the S&P 500 Composite Index (the "S&P 500") and the Value-Line Restaurants Index (the "Restaurant Index") from December 31, 1994 through December 31, 1999. The graph assumes an initial investment in stock of $100 and subsequent reinvestment of any dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                  DECEMBER 31, 1994 THROUGH DECEMBER 31, 1999

Assumes $100 invested at the close of trading December 31, 1994 in IHOP Corp. common stock, the S&P 500, and the Restaurant Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          IHOP CORP.  S&P 500 INDEX  RESTAURANT INDEX
12/31/94     $100.00        $100.00           $100.00
12/31/95      $95.41        $137.50           $137.79
12/31/96      $86.70        $169.47           $150.22
12/31/97     $119.27        $226.03           $175.11
12/31/98     $146.57        $290.22           $250.92
12/31/99     $122.48        $349.08           $302.97

* Cumulative total return assumes reinvestment of dividends.

                                        12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
                                        --------   --------   --------   --------   --------   --------
IHOP Corp.............................  $100.00    $ 95.41    $ 86.70    $119.27    $146.57    $122.48
S&P 500 Index.........................  $100.00    $137.50    $169.47    $226.03    $290.22    $349.08
Restaurant Index......................  $100.00    $137.79    $150.22    $175.11    $250.92    $302.97

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    See Compensation Committee Interlocks and Insider Participation.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Company's independent public accountants for the 1999 fiscal year were Pricewater-houseCoopers, LLP, and the Board of Directors has unanimously selected PricewaterhouseCoopers, LLP, as the Company's independent public accountants for the 2000 fiscal year. PricewaterhouseCoopers, LLP, or its predecessor Coopers & Lybrand, L.L.P. has been the Company's public accountant for each of the last 17 years. Representatives of PricewaterhouseCoopers, LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Unless otherwise indicated thereon, the persons named in the Proxy will vote all proxies in favor of ratifying the selection of PricewaterhouseCoopers, LLP, as the Company's independent public accountants. If shareholders do not ratify the reappointment of PricewaterhouseCoopers, LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

                           PROPOSALS OF SHAREHOLDERS

    No other proposals of shareholders were received by the Company for presentation at the 2000 Annual Meeting of Shareholders. The Board of Directors will make provision for presentation of proposals of shareholders at the 2001 Annual Meeting of Shareholders provided such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the Securities and Exchange Commission. In order for any such proposals to be included in the proxy materials for consideration at the 2001 Annual Meeting of Shareholders, the proposal should be mailed to Mark D. Weisberger, Secretary, IHOP Corp., 525 North Brand Boulevard, Glendale, California 91203, and must be received no later than December 11, 2000. Shareholders who intend to present a proposal at the 2001 Annual Meeting of Shareholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no earlier than February 11, 2001 nor later than March 12, 2001. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 and the Securities and Exchange Commission's regulations thereunder require the Company's officers and directors, and persons who own more than 10% of the outstanding Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange and to furnish the Company with copies of all such forms they file.

    Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons, the Company believes that, during the period from January 1, 1999, through December 31, 1999, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with in a timely manner.

                                 OTHER BUSINESS

    The management of the Company is not aware of any other matters to be brought before the Meeting. However, if any other matters are properly brought before the Meeting, the persons named in the enclosed form of Proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

    UPON THE WRITTEN REQUEST OF ANY RECORDHOLDER OR BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE MEETING, THE COMPANY, WITHOUT CHARGE, WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, THAT WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE MAILED TO SECRETARY, IHOP CORP., 525 NORTH BRAND BOULEVARD, GLENDALE, CALIFORNIA 91203.

                                           By Order of the Board of Directors,

                                                    Mark D. Weisberger

                                                        Secretary

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED, PRE-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

              The date of this Proxy Statement is April 10, 2000.

                                     PROXY

                                   IHOP CORP.

             525 NORTH BRAND BOULEVARD - GLENDALE, CALIFORNIA 91203

THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Richard K. Herzer, Larry Alan Kay and Dennis M. Leifheit as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of IHOP Corp. held of record by the undersigned at the close of business on March 23, 2000, at the Annual Meeting of Shareholders to be held on May 16, 2000, or any adjournment thereof.

     THIS PROXY/VOTING INSTRUCTION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE AND FOR PROPOSAL 2. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY WELLS FARGO BANK, N.A., AS TRUSTEE ("TRUSTEE") OF THE INTERNATIONAL HOUSE OF PANCAKES EMPLOYEE STOCK OWNERSHIP PLAN (THE "ESOP") THEN THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS TO THE TRUSTEE OF THE ESOP AND IF YOU DO NOT SIGN AND RETURN THIS CARD, SUCH SHARES WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTIONS AS THE SHARES FOR WHICH THE TRUSTEE RECEIVES VALID VOTING INSTRUCTIONS.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS/ADDRESS
CHANGE ON REVERSE SIDE

                                  (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                          FOLD AND DETACH HERE

Please mark your
votes as indicated  /X/
in the example



1. ELECTION OF DIRECTORS

   FOR all nominees               WITHHOLD              NOMINEES: H. Frederick Christie, Richard K. Herzer, Patrick W. Rose
  listed (except as          AUTHORITY to vote
marked to the contrary)   for all nominees listed      INSTRUCTION: To withhold authority to vote for any individual nominee, (indicate that nominee's name below):
        / /                        / /                 -----------------------------------------------------------------

2. PROPOSAL TO APPROVE AND RATIFY THE APPOINTMENT      3. In their discretion the Proxies are authorized to
   OF PRICEWATERHOUSECOOPERS LLP as the independent       vote upon such other business as may properly come
   accountants of the Company.                            before the Meeting or any adjournment thereof.


       FOR           AGAINST          ABSTAIN

       / /             / /              / /            PLEASE SIGN EXACTLY AS NAME APPEARS        I PLAN TO ATTEND MEETING / /
                                                       HEREON. WHEN SHARES ARE HELD BY JOINT
                                                       TENANTS, BOTH SHOULD SIGN. WHEN SIGNING
                                                       AS ATTORNEY, EXECUTOR, ADMINISTRATOR,      COMMENTS/ADDRESS         / /
                                                       TRUSTEE OR GUARDIAN, PLEASE GIVE FULL      CHANGE PLEASE MARK
                                                       TITLE AS SUCH. IF A CORPORATION, PLEASE    THIS BOX IF YOU HAVE
                                                       SIGN IN FULL CORPORATE NAME BY PRESIDENT   WRITTEN
                                                       OR OTHER AUTHORIZED OFFICER. IF A          COMMENTS/ADDRESS
                                                       PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP    CHANGE ON THE
                                                       NAME BY AUTHORIZED PERSON.                 REVERSE SIDE



SIGNATURE OR SIGNATURES, IF HELD JOINTLY______________________________________________________________DATED__________________, 2000.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE

                                                     FOLD AND DETACH HERE